Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30024, 333-34810, 333-39456, 333-108065, 333-133870, 333-133871, 333-171037, 333-173889), Form S-3 (No.  333-138600) and Form S-4 (No. 333-131541) of EarthLink, Inc. and in the related Prospectuses of our report dated March 1, 2011 (except for Note 3, Note 8, Note 14 and Note 20, as to which the date is June 16, 2011), with respect to the consolidated financial statements of EarthLink, Inc. included in this Current Report (Form 8-K/A) dated July 11, 2011.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 11, 2011